STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-BC2

TERMS AGREEMENT

Dated:  March 3, 2003

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement, dated as of February 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-BC2.

Terms of the Series 2003-BC2 Certificates:  Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-BC2, Class A, Class A-IO, Class M1, Class M2, Class M3, Class M4, Class B1, Class B2, Class P, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of conventional, first and junior lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $275,536,576.38.  Only the Class A, Class A-IO, Class M1, Class M2, Class M3, Class M4 and Class B1 Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-92140.

Certificate Ratings:  It is a condition to the issuance of the Class A and Class A-IO Certificates that they each be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”), and “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”).  It is a condition to the issuance of the Class M1 Certificates that they be rated “AA” by S&P.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A” by each of S&P and Fitch Inc. (“Fitch”).  It is a condition to issuance of the Class M3 Certificates that they be rated “Baa2” by Moody’s and “BBB” by each of S&P and Fitch.  It is a condition to issuance of the Class M4 Certificates that they be rated “BBB” by S&P and “BBB” by Fitch.  It is a condition to the issuance of the Class B1 Certificates that they be rated “BBB” by Moody’s and “BBB” by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  February 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about March 3, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Suite 800, Washington DC 20036 and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriters in accordance with its terms.

LEHMAN BROTHERS INC.,

By:/s/Stanley Labanowski

Name: Stanley Labanowski

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Senior Vice President

Schedule 1

Lehman Brothers Inc.

Class	Initial Certificate Principal (or Notional) Amount(1)	Certificate Interest Rate	Purchase Price Percentage

Class A	$206,652,000	(2)	100.00%
Class A-IO	$96,437,000	(3)	100.00%
Class M1	$27,554,000	(2)	100.00%
Class M2	$13,088,000	(2)	100.00%
Class M3	$8,267,000	(2)	100.00%
Class M4	$2,755,000	(2)	100.00%
Class B1	$6,199,000	(4)	100.00%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

Interest will accrue on these certificates based on one-month LIBOR plus a specified margin, subject to limitation, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”

(3)

Interest will accrue on these certificates based on a fixed interest rte of (i) 10.00% per annum, for each accrual period related to a distribution date in or prior to August 2003; (ii) 8.00% per annum, for each accrual period related to a distribution date after August 2003 and in or prior to February 2004; and (iii) 6.00% per annum, for each accrual period related to a distribution date after February 2004 and in or prior to August 2005; thereafter, these certificates will not accrue interest.

(4)

Interest will accrue on these certificates based on an interest rate equal to the lesser of (i) 7.00% and (ii) the  net funds cap as described in the prospectus supplement under ‘‘Description of the Certificates—Distribution of Interest.’’